Exhibit 10.32

Form Approved by VP-Law

OTTER TAIL VALLEY RAILROAD COMPANY AND BNSF RAILWAY COMPANY

INDUSTRY TRACK AGREEMENT

THIS AGREEMENT (“Agreement”) made as of this first day of 4-6, 2007 (“Effective Date”) by and between BNSF RAILWAY COMPANY, a Delaware corporation (“BNSF”), OTTER TAIL VALLEY RAILROAD COMPANY, INC., A Minnesota corporation (“OTVR”), (hereinafter OTVR and BNSF are collectively called “Railroad”) and OTTER TAIL AG ENTERPRISES, a Minnesota corporation (“Industry”).

WHEREAS, Industry desires that OTVR: (i) maintain and operate over certain rail, ties, ballast, and appurtenances thereto shown as green solid on Exhibit “A” attached hereto and incorporated herein (“Railroad Track”); and (ii) operate over certain additional track shown as heavy red solid on Exhibit “A” (“Industry Track”), (Railroad Track and Industry Track collectively, together with all appurtenances, called “Track”), located at Fergus Falls, County of Otter Tail, State of Minnesota, to serve a facility operated by Industry (“Plant”), and Railroad desires to provide such service, subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1.    OWNERSHIP. Railroad shall own the Railroad Track and Industry shall own the Industry Track.

2.    MAINTENANCE AND OPERATION.

(a)   Industry shall be responsible for obtaining, without expense to OTVR, all necessary real property rights and public authority and permission, including applicable permits, for the maintenance and operation of the Track. Industry shall strictly comply with all laws, statutes, regulations, ordinances, orders, covenants, restrictions, or decisions of any court of competent jurisdiction, including,without limitation, those pertaining to environmental matters (collectively, “Legal Requirements”) and other Railroad requirements relating to the use of the Track, Facilities or Equipment. Prior to entering Railroad’s property, Industry shall and shall cause its contractor(s) to comply with all Railroad’s applicable safety rules and regulations. Prior to commencing any work on Railroad’s Property, Industry shall complete and shall require its contractor to complete the safety training program at the Railroad’s Internet Website “http://contractororientation.com”. This training must be completed no more than one year in advance of Industry’s entry on Railroad’s property.

(b)   OTVR shall, for the accommodation of and at the sole risk and expense of Industry, maintain the Railroad Track. Industry shall at all times, and at its sole risk and expense, maintain, or cause to be maintained, the Industry Track and all Facilities and Equipment (defined below) (if any) in a safe and satisfactory condition and in compliance with all applicable Legal Requirements (defined below). Maintenance means, among other things, providing proper drainage along the relevant portion of the Track, keeping the Track free and clear of snow, ice, vegetation, structures, and other obstacles, maintaining grade crossing warning devices, passive warning signs, gates, fences, barriers, roadways, track drainage facilities, lighting and track and other signals. Without relieving Industry from any of its obligations under this Agreement, OTVR may refuse to operate over the Industry Track or use or enter the Facilities or contact the Equipment whenever OTVR, in its sole discretion, determines that the same is unsatisfactory for OTVR’s operation, entry or contact.  If and when Industry has remedied such condition to OTVR’s sole satisfaction, OTVR shall resume operation over the Industry Track or use of or entry into the Facilities or contact with the Equipment. OTVR’s operation over the Track or use of or entry into any Facility or contact with any Equipment with knowledge of an unsatisfactory condition is not a waiver of Industry’s obligations contained herein or of OTVR’s right to recover for or be indemnified and defended against such damages to property or injury to or death of persons that may result therefrom.

(c)   Industry shall, at its sole expense, pay all costs for changes, repairs or alterations to the Industry Track that may be necessary to conform to any changes of grade or relocation of the Railroad Track at the point of connection with the Industry Track, if such change of grade or relocation is required to comply with any Legal Requirement or is made for any other reason beyond Railroad’s reasonable control.

(d)   If Industry installs any gates or fencing across the Track, or a track scale, unloading pit, loading or unloading device, adjustable loading dock, warehouse door, or any other structure (collectively, “Facilities”) affecting the Track, Industry shall be solely responsible for assuring the safe and satisfactory condition of the same and shall not allow any Facilities to be a source of danger to the safe operation of the Track. Industry shall also be solely responsible for assuring the safe and satisfactory condition of all of Industry’s equipment touching, used in conjunction with or affecting the Track (“Equipment”) and shall not allow any Equipment to be source of danger to the safer operation of the Track. Before utilizing or unloading any equipment spotted onto the Track, Industry shall inspect the same and all other Equipment and Facilities for the safety of persons working on or about these items to assure compliance with the foregoing. Industry shall utilize all Facilities, Equipment and spotted equipment so as not to affect negatively safe and efficient operation over the Track. Industry shall, among other things: keep any gates across the Track open whenever necessary, in OTVR’s sole judgment, to enable OTVR to safely and efficiently operate over the Track; keep unloading pits securely covered when not in

Form 301A; Rev 01/20/05

actual use and at all times when the Track is being switched by OTVR; keep all doors firmly secured; and keep adjustable loading docks at warehouses securely fastened in an upright position when not in actual use and at all times when the Track is being switched ‘y OTVR.

(e)    OTVR may require for safety purposes that Industry, at its sole cost and expense, provide flagmen, lights, traffic control devices, automatic warning devices, or any such safety measure that OTVR deems appropriate in connection with the Industry’s use of the Track, including but not limited to the furnishing of Licensor’s Flagman and any vehicle rental costs incurred. The cost of flagger services provided by the Railway, when deemed necessary by the OTVR’s representative, will be borne by the Licensee. The estimated cost for one (1) flagger is $350.00 for an eight (8) hour basic day with time and one-half or double time for overtime, rest days and holidays. The estimated cost for each flagger includes vacation allowance, paid holidays, Railway and unemployment insurance, public liability and property damage insurance, health and welfare benefits, transportation, meals, lodging and supervision. Negotiations for Railway labor or collective bargaining agreements and rate changes authorized by appropriate Federal authorities may increase actual or estimated flagging rates. The flagging rate in effect at the time of performance by the Contractor hereunder will be used to calculate the actual costs of flagging pursuant to this paragraph.

(f)  In the event the public authority having jurisdiction thereover orders the separation of the grade of the Track and any street, road, highway, other rail line or the like, Industry hereby consents to the removal and/or relocation of the Track and shall reimburse
OTVR all expenses in connection with the removal and/or relocation of the Track.

(g)   Industry shall not place, permit to be placed, or allow to remain, any permanent or temporary material, structure, pole, container, storage vessel, above-ground or underground tank, or other obstruction within 8½ feet laterally from the center (nine and one-half (9-1/2) feet on either side of the centerline of curved Track) or within 23 feet vertically from the top of the rail of said Track (“Minimal Clearances”), provided that if any Legal Requirement requires greater clearances than those provided for in this Section 2(g), then Industry shall strictly comply with such Legal Requirement. Industry shall not place or allow to be placed any freight car within 250 feet of either side of any at-grade crossings on the Track. OTVR’s operation over the Track with knowledge of an unauthorized reduced clearance will not be a waiver of the covenants of Industry contained in this Section 2(g) or of OTVR’s right to recover and be indemnified and defended against such damages to property, or injury to or death of persons, that may result therefrom.

3.    TERM. Unless earlier terminated as provided herein, this Agreement will be in force for the term of ONE YEAR from its date and will automatically continue thereafter until terminated by either party giving to the other thirty (30) days’ written notice.

4.    INDEMNITY.

(a)    For purposes of this Agreement: (i) “Indemnitees” means Railroad and Railroad’s affiliated companies, partners, successors, assigns, legal representatives, officers, directors, shareholders, employees and agents; (ii) “Liabilities” means all claims, liabilities, fines, penalties, costs, damages, losses, liens, causes of action, suits, demands, judgments and expenses (including, without limitation, court costs, attorneys’ fees and costs of investigation, removal and remediation and governmental oversight costs) environmental or otherwise; and (iii) “Industry Parties” means Industry or Industry’s officers, agents, invitees, licensees, employees, or contractors, or any party directly or indirectly employed by any of them, or any party they control or exercise control over.

(b)    INDUSTRY SHALL RELEASE, INDEMNIFY, DEFEND, AND HOLD THE INDEMNITEES HARMLESS FROM AND AGAINST ANY LIABILITIES ARISING OUT OF OR RELATED TO (IN WHOLE OR IN PART) ANY CLAIM THAT BY VIRTUE OF THE USE OF THE TRACK CONTEMPLATED IN THIS AGREEMENT, UNDER CERCLA OR OTHER ENVIRONMENTAL LAWS RAILROAD IS (I) AN “OWNER”, “OPERATOR”, “ARRANGER” OR “TRANSPORTER” OF THE INDUSTRY TRACK OR THE PLANT, OR (II) OTHER THAN A COMMON CARRIER WITH RESPECT TO THE TRACK REGARDLESS OF ANY NEGLIGENCE OR STRICT LIABILITY OF ANY INDEMNITEE.

(c)    IF ANY EMPLOYEE OF ANY INDUSTRY PARTY CLAIMS HE OR SHE IS AN EMPLOYEE OF ANY INDEMNITEE, INDUSTRY SHALL INDEMNIFY AND HOLD THE INDEMNITEES HARMLESS FROM AND AGAINST ANY LIABILITIES ARISING OUT OF OR RELATED TO (IN WHOLE OR IN PART) ANY SUCH CLAIM INCLUDING, BUT NOT LIMITED TO, CLAIMS RELATED TO PROCEEDINGS UNDER OR RELATED TO THE FEDERAL EMPLOYERS’ LIABILITY ACT, THE SAFETY APPLIANCE ACT, THE BOILER INSPECTION ACT, THE OCCUPATIONAL HEALTH AND SAFETY ACT, THE RESOURCE CONSERVATION AND RECOVERY ACT, AND ANY SIMILAR STATE OR FEDERAL STATUTE AND REGARDLESS OF ANY NEGLIGENCE OR STRICT LIABILITY OF ANY INDEMNITEE RELATED TO SUCH CAUSES OF ACTION.

(d)    Upon written notice from Railroad, Industry agrees to assume the defense of any lawsuit or other proceeding brought against any Indemnitee by any entity, relating to any matter covered by this Agreement for which Industry has an obligation to assume liability for and/or save and hold harmless any Indemnitee. Industry shall pay all costs incident to such defense, including, but not limited to, attorneys’ fees, investigators’ fees, litigation and appeal expenses, settlement payments, and amounts paid in satisfaction of judgments.

5.    INSURANCE. Industry shall, at its sole cast and expense, procure and maintain during the life of this Agreement the following insurance coverage:

A.             Commercial General Liability insurance that contains broad form contractual liability with a combined single limit of a minimum of $1,000,000 each occurrence and an aggregate limit of at least $2,000,000. Coverage must be purchased on a post 1998 ISO occurrence or equivalent and include coverage for, but not limited to, Bodily Injury and Property Damage, Products and completed operations. The definition of insured contract shall be amended to remove any exclusion or other limitation for any work being done within 50 feet of railroad property.

B.            Workers Compensation and Employers Liability insurance including coverage for, but not limited to:

•                  Industry’s statutory liability under the worker’s compensation laws of the state(s) in which the work is to be performed. If optional under State law, the insurance must cover all employees anyway.

•                  Employers’ Liability (Part B) with limits of at least $500,000 each accident, $500,000 by disease policy limit, $500,000 by disease each employee.

In addition, Industry shall comply with the following additional requirements with respect to such insurance:

Any insurance policy shall be written by a reputable insurance company with a current Best’s Guide Rating of A- and Class VII or better, and authorized to do business in the state(s) in which the service is to be provide. If any portion of the operation is to be subcontracted by Industry, Industry shall require that the subcontractor provide and maintain insurance coverage as set forth herein.

Prior to commencing operations governed by this Agreement, Industry shall furnish to OTVR an acceptable certificate(s) of insurance including an original signature of the authorized representative evidencing the required coverage, endorsements, and amendments and referencing the contract audit/folder number if available. The policy(ies) shall contain a provision that obligates the insurance compan(ies) issuing such policy(ies) to notify OTVR in writing at least 30 days prior to any cancellation or non-renewal with such provision indicated on the certificate of insurance. In the event of a claim or lawsuit involving Railroad arising out of this agreement, Industry will make available any required policy covering such claim or lawsuit.

Failure to provide evidence as required by this section shall entitle, but not require, OTVR to terminate this Agreement immediately. Acceptance of a certificate that does not comply with this section shall not operate as a waiver of Industry’s obligations hereunder. The fact that insurance (including, without limitation, self-insurance) is obtained by Industry shall not be deemed to release or diminish the liability of Industry including, without limitation, liability under the indemnity provisions of this Agreement. Damages recoverable by Railroad shall not be limited by the amount of the required insurance coverage.

6.    DEFINITION OF COST AND EXPENSE. For the purpose of this Agreement, “cost” or “costs” “expense” or “expenses” includes, but is not limited to, actual labor and material costs including all assignable additives, and material and supply costs at current value where used. In the event that Industry shall fail to pay any monies due to OTVR within thirty (30) days after the invoice date, then Industry shall pay interest on such unpaid sum from such due date until paid at an annual rate equal to the lesser of (i) the prime rate last published in The Wall Street Journal in the preceding December plus two and one-half percent (2 1/2%), or (ii) the maximum rate permitted by law.

7.    RIGHT OF RAILROAD TO CONSTRUCT FUTURE FACILITIES. Railroad retains the right, without liability to the Industry or any other party, to construct or allow to be constructed upon its property other facilities, and to use its property in any manner, provided Railroad uses all commercially reasonable efforts to avoid material interference with the use of the Track as described herein.

8.    PUBLIC ASSESSMENTS. Industry shall timely pay all compensation, assessments and levies required at any time by any public authority, entity, or person for the privilege of maintaining and operating the Track, and shall not cause or permit any liens to be filed against the Railroad Track or any Railroad property. In the event any such liens are filed, Industry shall cause such liens to be released within fifteen (15) days.

9.    NOTIFICATION REQUIREMENTS

(a) Industry shall give immediate notice to OTVR’s General Manager at Fergus Falls at (218) 205-7431 of any release of hazardous substances on or from the Track, violation of environmental Legal Requirements, or inspection or inquiry by governmental authorities charged with enforcing environmental Legal Requirements with respect to Industry’s use of the Track. Industry shall use the best efforts to promptly respond to any release on or from the Track. Industry also shall give OTVR immediate notice of all measures undertaken on behalf of Industry to investigate, remediate, respond to or otherwise cure such release or violation.

(b)   In the event that OTVR has notice from Industry or otherwise of a release or violation of Environmental Laws on the Track which occurred or may occur during the term of this Agreement, OTVR may require Industry, at Industry’s sole risk and expense, to take timely measures to investigate, remediate, respond to or otherwise cure such release or violation affecting the Track or Railroad’s property.

(c)    Industry shall promptly report to OTVR in writing any conditions or activities upon the Plant or Track which create a risk of harm to persons, property or the environment and shall take whatever action is necessary to prevent injury to persons or property arising out of such conditions or activities; provided, however, that Industry’s reporting to OTVR shall not relieve Industry of any obligation whatsoever imposed on it by this Agreement. Industry shall promptly respond to OTVR’s request for information regarding said conditions or activities.

10.  DEFAULT. The following events shall constitute defaults hereunder: (a) creating or allowing to remain any condition, including without limitation, any environmental condition, on or about the Track, which in OTVR’s sole judgment interferes with or endangers the operations of OTVR; (b) assignment or transfer by operation of law of Industry’s rights or obligations under this Agreement; (c) defaults on any of the covenants or agreements of Industry contained in this document.

11.  TERMINATION.

(a)    In addition to all other remedies available at law or in equity, OTVR may, without incurring any liability to Industry, terminate this Agreement and discontinue the maintenance and operation of the Track and remove the Railroad Track, in the event of any of the following events:

(i)             any default as described in Sections 10(a) or (b) occurs;

(ii)          any default as described in Section 10(c) occurs and persists for 30 days following written notice from Railroad;

(iii)      Industry fails to utilize rail service from OTVR to or from the Plant for a period of eight (8) months in any period of twelve (12) months;

(iv)     OTVR is authorized by competent public authority to abandon its line to which said Track is connected; or

(v)        OTVR is dispossessed of the right to operate over the Track or its connecting track or any part thereof, OTVR may terminate this Agreement effective immediately by written notice to Industry.

(b)   Upon the expiration or earlier termination of this Agreement as provided herein, OTVR at its sole discretion shall have the right to: (i) require Industry to transfer title to that portion of the Industry Track located upon Railroad’s property, and any Facilities or improvements located upon, over, or under Railroad’s property to OTVR. Upon such transfer, OTVR shall pay Industry the salvage value of the same; or (ii) require Industry to remove, at its sole cost and expense, that portion of the Industry Track located upon Railroad’s property and any Facilities, Equipment or improvements upon, over, or under such property and restore the Railroad’s property to substantially the state in which it was on the Effective Date of this Agreement. In the event OTVR elects option (ii) and Industry fails within thirty (30) days after the date of such termination to make the removal and restoration, then OTVR may do so itself and in such event Industry shall, within thirty (30) days after receipt of a bill therefor, reimburse OTVR for any costs incurred.

(c)    Industry hereby agrees to waive and release all claims, rights, and causes of action that Industry has or may have against OTVR because of the discontinuance of operation and removal of the Railroad Track as provided in this Section 11.

12.  ASSIGNMENT. This Agreement will inure to the benefit of and be binding upon the successors and assigns of the parties hereto; provided, however, that Industry may not assign this Agreement without the prior written consent of OTVF, which may be withheld in OTVR’s sole discretion. Either party hereto may assign any receivables due them under this Agreement; provided, however, that such assignments will not relieve the assignor of any of its rights or obligations under this Agreement.

13.  NOTICES. Any notice required or permitted to be given hereunder must be in writing and the same shall be given and will be deemed to have been given if (i) placed in the United States mail, certified, return receipt requested, or (ii) deposited into the custody of a nationally recognized overnight delivery service, addressed to the party to be notified at the address specified below, or to such other address as the party to be notified may designate by giving the other party no less than thirty (30) days’ advance written notice. The address for such notice shall be the address set forth below each party’s signature, which may be changed by written notice to the other party.

14.  SURVIVAL. Neither termination nor expiration will release either party from any liability or obligation under this Agreement, whether of indemnity or otherwise, resulting from any acts, omissions or events happening prior to the date of termination or expiration, or, provided OTVR does not elect option 13(b)(i), the date when the Track, Facilities, Equipment and improvements are removed and the right-of-way is restored to its condition as of the Effective Date.

15.  MISCELLANEOUS.

(a)    This Agreement must not be placed of public record.

(b)   To the maximum extent possible, each provision of this Agreement must be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is prohibited by, or held to be invalid under, applicable law, such provision will be ineffective solely to the extent of such prohibition or invalidity, and this will not invalidate the remainder of such provision or any other provision of this Agreement. All questions concerning the interpretation or application of provisions of this Agreement must be decided according to the laws of the State of Texas.

(c)    This Agreement is the full and complete agreement between OTVR and Industry with respect to all matters relating to the maintenance and operation of the Track and supersedes all other agreements between the parties hereto relating to the maintenance and operation of the Track. However, nothing herein is intended to terminate any surviving obligation of Industry or Industry’s obligation to defend and hold Railroad harmless in any prior written agreement between the parties.

(d)   In the event that the Industry consists of two of more parties, all covenants and agreements of Industry herein contained shall be the joint and several covenants and agreements of such parties.

(e)    The waiver by OTVR of the breach of any provision herein by Industry shall in no way impair the right of OTVR to enforce that provision for any subsequent breach thereof. All remedies provided hereunder are cumulative and are in addition to all other remedies available at law or in equity.

(f)    This Agreement is also made for the benefit of such other railroads that, either by agreement with OTVR or order of competent public authority, have the right to use the Track, all of which railroads shall be deemed “Railroad” under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate the day and year first her above written.

BNSF:

BNSF RAILWAY COMPANY

By	/s/ Stephen M. Kuzma
Name:	Stephen M. Kuzma
Title:	Manager - Land Revenue Management

Address for notices:

BNSF Railway Company Corporate Real Estate Development 2500 Lou Menk Dr Fort Worth, TX 76131 Attn: Track Agreements

OTVR:

OTTER TAIL VALLEY RAILROAD COMPANY

By:	/s/ Elizabeth A. Brown
Name: Elizabeth A. Brown
Tittle: Director

Address for notices:

Otter Tail Valley Railroad Company 200 North Mill Street Fergus Falls, MN 56537 Attn: General Manager

INDUSTRY:

OTTER TAIL AG ENTERPRISES

By:	/s/ Kelly Longtin
Name: KELLY LONGTIN
Title: CEO

Address for notices:

Otter Tail Ag Enterprises

Fergus Falls, MN 56537 Attn: Chief Executive Officer

S.E. 1
HIGHWAY
INTERSTATE
OTTER TAIL VALLEY RAILROAD
TO MOORHEAD
TO FERGUS FALLS
FOR PROFILE OF TAIL TRACK SEE SHEET 2
PROFILE TRACK 1
PROFILE TRACK 3
EXHIBIT A Pg 1
RAILWORKS Track Systems
OTTER TAIL VALLEY RAILROAD
PLAN AND PROFILE
FERGUS FALLS, OTTER TAIL COUNTY, MINNESOTA
OTTER TAIL AG ENTERPRISES, L.L.C.

TO MOREHEAD
TO FERGUS FALLS
PROFILE TAIL TRACK
SCOPE OF WORK
WORK BY RAILROAD:
WORK BY CONTRACTOR:
WORK BY OTHERS:
NOTES:
PROFILE TRACK 3
PROFILE TRACK 1
Exhibit A Page 2
RAILWORKS®
Track Systems
OTTER TAIL VALLEY RAILROAD
PLAN AND PROFILE
FERGUS FALLS, OTTER TAIL COUNTY, MINNESOTA
OTTER TAIL AG ENTERPRISES, L.L.C.